Exhibit 2

DURBAN ROODEPOORT DEEP, LIMITED

Incorporated in the Republic of South Africa
Registration number: 1895/000926106
ABRN: 086 277 516

3 June 2004

Dear Emperor Shareholder

Extension of Durban Roodepoort Deep, Limited offer to acquire shares in Emperor Mines Limited

We are pleased to advise DRD has today extended the offer period for 18 days to close on 29 June 2004.

A copy of the Notice of Variation is attached.

Yours Faithfully

Ian Murray
Director
Durban Roodepoort Deep, Limited

A copy of this Notice was lodged with the Australian Securities and Investments Commission on the 3rd day of June 2004. The Australian Securities and Investments Commission takes no responsibility for the contents of this notice.

Durban Roodepoort Deep, Limited ARBN 086 277 616 / South African Reg. No. 1895/000926/06

Company notice—section 650D(1) of the Corporations Act
Notice of variation

To:	1	Australian Securities and Investments Commission (ASIC)
	2	Emperor Mines Limited ABN 61 007 508 787 (Emperor)
	3	Shareholders in Emperor to whom Durban Roodepoort Deep, Limited (DRD) has made takeover offers.

  DRD gives notice under section 650D of the Corporations Act 2001 that:

  •
  it varies its takeover offer dated 13 April 2004 (Offers) for all of the ordinary shares in Emperor which is contained in its bidder's statement dated 26 March 2004 (as supplemented) (Bidder's Statement) by extending the period during which the Offer will remain open so that the Offer will now close at 7.00pm (Sydney time) on 29 June 2004;

  •
  the new date for the purposes of giving notice of the status of defeating conditions under section 630 of the Corporations Act will be 21 June 2004; and

  •
  accordingly, the Offers (as stated in the original Bidder's Statement sent to shareholders on 13 April 2004) are varied by replacing:

  (1)
  "14 May 2004" with "29 June 2004" in section 9.2(a) of the Offers;

  (2)
  "14 May 2004" with "29 June 2004" wherever appearing in the acceptance Form; and

  (3)
  "6 May 2004" with "21 June 2004" in section 9.12 of the Offers.

  This variation has the effect of postponing, for more than 1 month, the time when DRD must meet its obligations to an offeree who has accepted the Offer. An offeree will have a withdrawal right if they validly accepted the Offer on or before the date of this notice. For those offerees, section 650E of the Corporations Act 2001 entitles them to withdraw their acceptance of the Offer by giving notice within 1 month beginning on the day after the date on which the offeree first receives a copy of this notice.

  Offerees who withdraw their acceptance must return any consideration received for accepting the Offer. Any notice by an offeree withdrawing their acceptance under section 650E of the Corporations Act must:

  (a)
  if their securities are in a CHESS Holding, be in the form of a Valid Originating Message transmitted to the ASTC by the Controlling Participant for that Holding, specifying the number of securities to be released from the Offer Accepted Subposition in which the securities have been reserved; or

  (b)
  in any other case, be in writing.

  If an offeree withdraws their acceptance in this manner, and is legally entitled to withdraw their acceptance, DRD must before the end of 14 days after the day it is given the withdrawal notice:

  (a)
  return to the offeree any documents that were sent by the offeree to DRD with the acceptance of the Offer; and

  (b)
  if the offeree's securities are in a CHESS Holding, Transmit to ASTC a Valid Message that authorises the release of those securities from the Offer Accepted Sub-position in which the securities have been reserved.

  (Words defined in the ASTC Settlement Rules have the same meaning when used in this notice, unless the context requires otherwise.)

  Dated 3 June 2004

  Signed for DRD by two directors of DRD authorised to sign this notice pursuant to a resolution passed at a meeting of directors of DRD.

Director	Director
/s/ I. MURRAY Name (Please print)	/s/ A. LUBBE Name (Please print)

  DRD's shares have not been registered under the U.S. Securities Act and may not be offered or sold within the United States or to U.S. persons unless they are registered under the U.S. Securities Act or an exemption from the registration requirements of the U.S. Securities Act is available.

  The offer described in DRD's Bidder's Statement dispatched on 13 April 2004 is made for the securities of an Australian company. The offer is subject to disclosure requirements in Australia that are different from those of the United States. Certain financial statements included in the Bidder's Statement have been prepared in accordance with South African, Australian and/or International Accounting Standards that may not be comparable to the financial statements of United States companies. It may be difficult for Emperor's shareholders to enforce their rights and any claim they may have arising under the U.S. federal securities laws, since DRD is located in South Africa, and all of its officers and directors are residents of countries other than the United States. Emperor's shareholders may not be able to sue DRD or its officers or directors in a non-U.S. court for violations of U.S. securities laws. It may be difficult to compel DRD and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that DRD may purchase securities otherwise than under the offer in DRD's Bidder's Statement, such as in the open market or privately negotiated transactions to the extent permitted under Australian law.

Durban Roodepoort Deep, Limited ARBN 086 277 616 / South African Reg. No. 1895/000926/06

Company notice—section 630(2)(b) of the Corporations Act 2001
New date for giving the notice of the status of conditions

To:
Australian Stock Exchange Limited
Emperor Mines Ltd (ABN 61 007 508 787) (Emperor)

For the purposes of paragraph 630(2)(b) of the Corporations Act 2001, Durban Roodepoort Deep, Ltd (DRD) gives notice that:

1.
the offer period relating to the offer by DRD for all of the ordinary shares in Emperor Mines Ltd (Offer), which Offer is contained in a DRD's bidder's statement dated 26 March 2004 (as supplemented) (Bidder's Statement), has been extended so that it is now scheduled to close at 7:00pm (Sydney time) on 29 June 2004;

2.
the new date for giving notice of the status of the conditions of the Offer, as required by subsection 630(3) of the Corporations Act 2001, is 21 June 2004; and

3.
as at the date of this notice:

(a)
DRD has freed the Offer from the condition in section 9.8(b) of the Bidder's Statement (all necessary regulatory approvals); and

(b)
so far as DRD is aware, none of the other conditions to the Offer have been fulfilled.

Date: 3 June 2004

Notice—ASX Listing Rule 3.2

Durban Roodepoort Deep, Ltd (DRD) gives notice of the following information as referred to in ASX Listing Rule 3.2:

•
the offer period under DRD's offers dated 13 April 2004 for all shares in Emperor Mines Limited (Emperor) (Offers) has been extended so that the Offers will now close at 7:00 pm (Sydney time) on 29 June 2004 (unless further extended);

•
DRD and its associates had a relevant interest in 19.78% of the oridinary shares of Emperor, being the securities in the bid class under the Offers, when the Offers were made; and

•
DRD and its associates have a relevant interest (increased as a result of acceptance of the Offers) in 25.12% of the ordinary shares of Emperor, being the securities in the bid class under the Offers, at the date of the extension of the offer period.

Dated:                             3 June 2004

/s/ Bruce Sinclair Bruce Sinclair, Local Agent